Exhibit 99.1

SmartStop Self Storage REIT, Inc. Receives BBB- Investment Grade Credit Rating from KBRA and Closes on $150 million of Private Placement Notes

LADERA RANCH, CALIF. – April 20, 2022 – SmartStop Self Storage REIT, Inc. (“SmartStop” or the “Company”), a self-managed and fully-integrated self storage company, today announced that it has been assigned an investment grade credit rating from Kroll Bond Rating Agency, Inc. (“KBRA”) of BBB- with a Stable Outlook. In connection with the rating announcement, SmartStop announced that its operating partnership has issued $150 million of 4.530% senior notes due April 2032 (the “Notes”). The Company intends to use the proceeds from the Notes to repay existing secured debt.

The Notes issuance will occur in two funding tranches, with the first $75 million tranche having occurred on April 19, 2022 and the second $75 million tranche to occur on May 25, 2022. The Notes are subject to a series of financial and other covenants substantially similar to our operating partnership’s existing $700 million syndicated credit facility (the “Credit Facility”). The Notes will be pari passu with the Credit Facility and share in the existing pool of collateral. Both the Notes and Credit Facility are currently secured by a pledge of equity interests, but can become unsecured at the Company’s election and upon the achievement of certain security interest termination conditions.

Citigroup Global Markets Inc. and KeyBanc Capital Markets, Inc. served as Joint Lead Placement Agents for the Notes.

About SmartStop Self Storage REIT, Inc. (SmartStop):

SmartStop is a self-managed REIT with a fully integrated operations team of approximately 420 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self storage programs. As of March 31, 2022, SmartStop has an owned and managed portfolio of 165 properties in 20 states and Ontario, Canada and comprising approximately 112,000 units and 12.8 million rentable square feet. SmartStop and its affiliates own or manage 19 operating self storage properties in the Greater Toronto Area, which total approximately 16,200 units and 1.7 million rentable square feet.

About KBRA and KBRA Europe

KBRA is a full-service credit rating agency registered in the U.S., the EU, and the UK, and is designated to provide structured finance ratings in Canada. KBRA’s ratings can be used by investors for regulatory capital purposes in multiple jurisdictions.

Contact:

David Corak

VP of Corporate Finance

SmartStop Self Storage REIT, Inc.

949-542-3331

IR@smartstop.com